Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of February 3, 2012, by and among Randa Accessories Leather Goods LLC, a Delaware limited liability company (“Parent”), Swing Acquisition LLC (“Intermediate Sub”), a Delaware limited liability company and wholly owned subsidiary of Parent, Swing Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Intermediate Sub (“Merger Sub”) and [                    ] (“Stockholder”). Parent, Intermediate Sub, Merger Sub and Stockholder are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, as of the date hereof, Stockholder has the sole right to vote the number of shares of common stock, par value $0.10 per share (the “Common Stock”), of Swank, Inc., a Delaware corporation (the “Company”), set forth opposite Stockholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares;” provided, that the term “Subject Shares” shall not be deemed to include any shares of Common Stock that are held from time to time in any of the accounts of Stockholder under The New Swank, Inc. Retirement Plan (the “Retirement Plan”), which shares of Common Stock are or shall be, as applicable, owned of record by the Retirement Plan and which Parent, Intermediate Sub and Merger Sub acknowledge and agree may be voted in certain circumstances by the trustee(s) of the Retirement Plan in its or their sole discretion).

WHEREAS, Parent, Intermediate Sub, Merger Sub and the Company contemporaneously herewith intend to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Intermediate Sub (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent, Intermediate Sub and Merger Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Stockholder is executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For the avoidance of doubt, the term “Affiliate,” as used in this Agreement, shall have the meaning ascribed to such term in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote the Subject Shares. Stockholder hereby agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company, Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause his or her Subject Shares to be counted as present thereat for purposes of establishing a quorum, and he or she shall vote or consent (or cause to be voted or consented), in person or by proxy, all of his or her Subject Shares (a) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Stockholder contained in this Agreement. This Agreement is intended to bind Stockholder only with respect to the specific matters expressly set forth in clauses (a), (b) and (c) above, and except as set forth in such clauses, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company. Stockholder agrees not to enter into any agreement, commitment or arrangement with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent, Intermediate Sub or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and direct and indirect economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder.

Section 2.3 Effect of Change of Recommendation; Company Breach. For the avoidance of doubt, Stockholder agrees that, during the Voting Period, the obligations of Stockholder specified in Section 2.1 shall not be affected by (a) any withdrawal or modification by the Board of its recommendation in favor of the Merger and the Merger Agreement or (b) any breach by the Company of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

Section 2.4 No Obligation as Director, Officer or Fiduciary. Notwithstanding anything contained in this Agreement to the contrary, (a) Stockholder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and/or beneficial owner of the Subject Shares, (ii) nothing in this Agreement shall be construed to limit or affect any action or inaction by Stockholder or any Representatives of Stockholder in their respective capacity as a director, officer, or other fiduciary of the Company or any Plan of the Company, and (iii) Stockholder and the Representatives of Stockholder shall have no liability to Parent, Intermediate Sub, Merger Sub or any of their respective Affiliates under this Agreement as a result of any action or inaction by Stockholder or any such Representatives acting in their respective capacity as a director, officer, or other fiduciary of the Company or any Plan of the Company. The term “Representatives” shall mean any director, officer, employee, agent or other representative (collectively, “Representatives”) of Stockholder.

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not, and shall cause its Affiliates not to, without Parent’s, Intermediate Sub’s or Merger Sub’s prior written consent, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares, except, in each case, for Permitted Transfers (as hereinafter defined); (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) grant in favor of any person any lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) knowingly or intentionally take any action that to the knowledge of such Stockholder would have the effect of preventing, impeding, interfering with or adversely affecting Stockholder’s ability to perform its obligations under this Agreement. The term “Permitted Transfers” shall mean the Transfer of Subject Shares (1) to any other person who shall have executed and delivered to Parent, Intermediate Sub and Merger Sub a voting and support agreement substantially on the same terms and conditions as this Agreement (2) to any spouse or lineal descendent (whether natural or adopted), sibling, parent, other family member, heir, executor, administrator, testamentary trustee, or (3) to any trust for the benefit of any spouse or lineal descendent (whether natural or adopted), sibling, parent, or other family member, or any other transfer for estate planning purposes; provided, that in each case referred to in clauses (1), (2) or (3), the assignee or transferee thereof agrees in writing, in form and substance reasonably satisfactory to Parent, Intermediate Sub and Merger Sub, to be bound by the terms of this Agreement; (4) to the Company in connection with the exercise of Company Stock Awards, (5) pursuant to the Stock Option Cancellation Agreement dated as of the date hereof between Stockholder and the Company, as the same may be amended, modified, supplemented or restated, and (6) pursuant to the requirements of the Merger Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(c) Stockholder agrees, while this Agreement is in effect, not to knowingly or intentionally take or agree or commit to take any action that would make any representation and warranty of Stockholder contained in this Agreement inaccurate in any material respect.

Section 3.2 Standstill Obligations of the Stockholder. Stockholder covenants and agrees with Parent, Intermediate Sub and Merger Sub that, during the Voting Period:

(a) Stockholder shall not, and shall not act in concert with any person to, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

(b) Stockholder shall not, and shall not act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

(c) Stockholder shall not, and shall not act in concert with any person to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate (including, in each case, by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or any indication of interest in, any Acquisition Proposal, engage in any negotiations or discussions concerning any Acquisition Proposal, or provide any non-public information or data to any person or any Representatives thereof (other than Parent, Intermediate Sub, Merger Sub or any of the Affiliates of Parent, Intermediate Sub or Merger Sub) that has made, or to Stockholder’s knowledge, is considering making an Acquisition Proposal, or make any public statements with respect to any Acquisition Proposal or any matter that relates to, supports, or could reasonably be expected to lead to any Acquisition Proposal.

(d) Stockholder shall cease immediately any and all existing discussions, conversations, negotiations and other communications with any person conducted heretofore with respect to any Acquisition Proposal or any matter which, to the knowledge of Stockholder, relates to, supports, or would reasonably be expected to lead to any Acquisition Proposal.

Section 3.3 Appraisal Rights. Stockholder agrees not to seek appraisal or assert any rights of dissent from the Merger that it may have under Section 262 of the DGCL (or otherwise) and, to the extent permitted by applicable Law, Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under Section 262 of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent, Intermediate Sub and Merger Sub as follows:

Section 4.1 Binding Agreement. Stockholder is of legal age to execute this Agreement and is legally competent to do so and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, assuming due authorization, execution and delivery hereof by Parent,

Intermediate Sub and Merger Sub, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2 Ownership of Shares. Schedule I sets forth opposite Stockholder’s name the number of shares of Common Stock over which Stockholder has the sole right to vote or to direct the voting as of the date hereof. As of the date hereof, Stockholder is the lawful owner of such shares of Common Stock. Except as previously disclosed to Parent, Intermediate Sub and Merger Sub, Stockholder does not own or hold any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Subject Shares. Stockholder has good and valid title to such shares of Common Stock, free and clear of any and all Encumbrances other than those created by this Agreement. Stockholder has not employed or engaged any investment banker, broker or finder that is or will be entitled to any commission or fee from Stockholder in connection with this Agreement or the transactions contemplated hereby.

Section 4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or Permit of any other person is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of the Subject Shares or Stockholder’s assets may be bound, or (iii) violate any Order or Law applicable to Stockholder, except for any of the foregoing as could not reasonably be expected to impair Stockholder’s ability to perform its obligations under this Agreement.

Section 4.4 Company Takeover Proposal. Stockholder represents that it is not engaged in any discussions or negotiations with any person (other than Parent, Intermediate Sub, Merger Sub or any of the Affiliates of Parent, Intermediate Sub and Merger Sub) with respect to any Acquisition Proposal or any matter that, to Stockholder’s knowledge, relates to, supports, or would reasonably be expected to lead to any Acquisition Proposal.

Section 4.5 Reliance by Parent, Intermediate Sub and Merger Sub. Stockholder understands and acknowledges that Parent, Intermediate Sub and Merger Sub are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, INTERMEDIATE SUB AND MERGER SUB

Parent, Intermediate Sub and Merger Sub hereby represent and warrant to Stockholder as follows:

Section 5.1 Binding Agreement. Each of Parent, Intermediate Sub and Merger Sub is a Delaware corporation duly organized and validly existing under the laws of the jurisdiction of its organization. Each of Parent, Intermediate Sub and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent, Intermediate Sub and Merger Sub have been duly authorized by all necessary corporate action on the part of Parent, Intermediate Sub and Merger Sub. This Agreement, assuming due authorization, execution and delivery hereof by Stockholder, constitutes a legal, valid and binding obligation of each of Parent, Intermediate Sub and Merger Sub enforceable against each of Parent, Intermediate Sub and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or Permit of any other person is necessary for the execution of this Agreement by Parent, Intermediate Sub and Merger Sub and the consummation by Parent, Intermediate Sub and Merger Sub of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by Parent, Intermediate Sub and Merger Sub, the consummation by Parent, Intermediate Sub and Merger Sub of the transactions contemplated hereby or compliance by Parent, Intermediate Sub and Merger Sub with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of any of Parent, Intermediate Sub or Merger Sub, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent, Intermediate Sub or Merger Sub is a party or by which Parent, Intermediate Sub or Merger Sub or any of their respective assets may be bound, or (iii) violate any applicable Order or Law, except for any of the foregoing as could not reasonably be expected to impair Parent’s, Intermediate Sub’s or Merger Sub’s ability to perform their respective obligations under this Agreement.

Section 5.3 Reliance by the Stockholder. Each of Parent, Intermediate Sub and Merger Sub understands and acknowledges that Stockholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent, Intermediate Sub and Merger Sub.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, and none of Parent, Intermediate Sub, Merger Sub or Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (a) the mutual written consent of Parent, Intermediate Sub, Merger Sub and Stockholder, (b) the Effective Time, (c) the date of termination of the Merger Agreement in accordance with its terms and (d) the delivery of written notice by Stockholder to Parent following any amendment to the Merger Agreement to (i) decrease the Merger Consideration, or (ii) decrease any Award Payment applicable to Stockholder, unless, in the case of clauses (i) or (ii), as applicable, such amendment to the Merger Agreement has been consented to by Stockholder in writing prior to such Amendment, and after the occurrence of such applicable event this Agreement shall terminate and be of no further force or effect. The termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party hereto or relieve such Party from liability, in each case for such Party’s fraud or willful breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Publication. Stockholder hereby permits the Company, Parent, Intermediate Sub and Merger Sub to publish and disclose in any forms, schedules or other documents required to be filed with the SEC (including the Proxy Statement) by the Company, Parent, Intermediate Sub or Merger Sub, as applicable, Stockholder’s identity and ownership of the Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

Section 7.2 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 7.3 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement.

Section 7.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties hereto. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) If to Parent, Intermediate Sub or Merger Sub:

Randa Accessories Leather Goods LLC

120 West 45th Street

38th Floor

New York, New York 10036

Attention:  Jeffrey O. Spiegel, Chief Executive Officer

Facsimile:  (212) 768-8585

Randa Accessories Leather Goods LLC

Columbia Centre 1

5600 N. River Road, Suite 500

Rosemont, IL 60018

Attention:  John J. Hastings, Chief Financial Officer

Facsimile:  (847) 518-8069

with a copy (which shall not constitute notice) to:

Olshan Grundman Frome

Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attention:  Robert H. Friedman, Esq.

Facsimile:  (212) 451-2222

(b) If to Stockholder:

[                    ]

c/o Swank, Inc.

656 Joseph Warner Boulevard

Taunton, Massachusetts 02780

Attention:  Jerold R. Kassner, Chief Financial Officer

Facsimile:  (508) 977-4403

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Attention:  William D. Freedman, Esq.

Facsimile:  (212) 704-5935

Section 7.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.8 Entire Agreement; Assignment. This Agreement (together with the Merger Agreement, to the extent referred to herein, and Schedule I) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party, except that Parent, Intermediate Sub and Merger Sub may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, Intermediate Sub or Merger Sub.

Section 7.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.10 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 7.12 Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service being made through the notice procedures set forth in Section 7.5. Each of the Stockholder, Parent, Intermediate Sub and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.5 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 7.13 Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.14 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between Stockholder, on the one hand, and Parent, Intermediate Sub and Merger Sub, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto. Without limiting the generality of the foregoing sentence, Stockholder (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. Stockholder is not affiliated with any other holder of Common Stock entering into a voting agreement with Parent, Intermediate Sub and Merger Sub in connection with the Merger Agreement and has acted independently regarding its decision to enter into this Agreement and regarding its investment in the Company.

[Execution page follows.]

IN WITNESS WHEREOF, Parent, Intermediate Sub, Merger Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

RANDA ACCESSORIES LEATHER GOODS LLC

By:	Humphreys Accessories LP, its general partner

By:	Humphreys GP Corp, its general partner

By:
Name:
Title:

SWING ACQUISITION LLC

By:	Randa Accessories Leather Goods LLC, its sole member

By:	Humphreys Accessories LP, its general partner

By:	Humphreys GP Corp, its general partner

By:
Name:
Title:

SWING MERGER SUB, INC.

By:
Name:
Title:

[ ]

[Signature Page to Voting and Support Agreement]

SCHEDULE I

Ownership of Common Stock

Stockholder	Number of Shares